EXHIBIT 4.2

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 16, 2013, by and among K-V Pharmaceutical Company, a Delaware corporation (the “Company”), and the persons identified on Schedule A hereto (each, a “Holder”).

WHEREAS, the Company and the Holders are parties to that certain Second Amended and Restated Stock Purchase and Backstop Agreement, dated as of June 6, 2013 (the “Purchase Agreement”), pursuant to which the Holders are purchasing Common Stock (as defined below) of the Company; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement and the Sixth Amended and Joint Chapter 11 Plan of Reorganization of the Company and certain of its Affiliates under chapter 11 of the Bankruptcy Code, filed on July 19, 2013 with the United States Bankruptcy Court for the Southern District of New York (the “Plan”), the parties desire to enter into this Agreement in order to grant certain registration rights to the Holders as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions.

1.1     Defined Terms. As used in this Agreement, the following capitalized terms used herein have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) with respect to any individual, shall also mean the spouse or child of such individual; provided that neither the Company nor any Person controlled by the Company shall be deemed to be an Affiliate of the Holders.

“Agreement” is defined in the preamble to this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means a day that is not a Legal Holiday.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company issued or issuable on and after the Effective Date and any additional shares of such common stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any such security into which such Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise.

“Company” is defined in the preamble to this Agreement.

“Company Demand Registration Notice” is defined in Section 2.2.

“Counsel to the Holders” means, one firm counsel, plus any local or foreign counsel, selected from time to time by the Holders of a majority of the Registrable Securities.

“Demand Registration” is defined in Section 2.1.2.

“Demand Registration Notice” is defined in Section 2.3.

“Effective Date” is defined in the Purchase Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Holder” is defined in the preamble to this Agreement.

“Holder Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the relevant Holder or used or referred to by such Holder in connection with the offering of Registrable Securities.

“Holder Indemnified Party” is defined in Section 10.1.

“Indemnified Party” is defined in Section 10.3.

“Indemnifying Party” is defined in Section 10.3.

“Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“Initial Demand Registration” is defined in Section 2.1.1.

“Initial Requesting Holder” is defined in Section 2.1.1.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“Lock-up Period” is defined in Section 5.

“Long-Form Registration” is defined in Section 2.1.2.

“Other Holders” is defined in Section 3.1.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Piggyback Takedown” is defined in Section 3.1.

“Plan” is defined in the recitals to this Agreement.

“Prospectus” means the prospectus used in connection with a Registration Statement.

“Purchase Agreement” is defined in the recitals to this Agreement.

“Registrable Securities” means at any time any shares of Common Stock issued or issuable on or after the Effective Date to any Holder, including, without limitation, any Common Stock issued to any Holder pursuant to the Purchase Agreement or upon the conversion, exercise or exchange, as applicable, of any other securities and/or interests (including for avoidance of doubt the Rights (as defined in the Purchase Agreement)) issued to any Holder pursuant to the Plan, and any securities paid, issued or distributed in respect of any such Common Stock by way of stock dividend, stock split or distribution, or in connection with a combination of shares, recapitalization, reorganization, merger or consolidation, or otherwise, including shares of Common Stock acquired in the open market or otherwise after the Effective Date. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such Registrable Securities shall have become effective under the Securities Act and such Registrable Securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such Registrable Securities shall have ceased to be outstanding; (c) such Registrable Securities shall have been sold, transferred, disposed of or exchanged under Rule 144 (or any successor provision) promulgated under the Securities Act; or (d) after the Common Stock has been listed for trading on a national securities exchange for at least 90 days, such Registrable Securities as are held by any Holder who, together with its Affiliates, at the time of determination, holds in the aggregate less than 1% of the Company’s then outstanding shares of Common Stock, provided that such shares may be sold pursuant to Rule 144(b)(1) under the Securities Act without limitations on volume.

“Registration Statement” means any registration statement filed hereunder or in connection with a Piggyback Takedown.

“Requesting Holder” is defined in Section 2.1.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“Short-Form Registration” is defined in Section 2.1.2.

“Suspension Period” is defined in Section 4.1.

“WKSI” is defined as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act).

1.2     General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein,” “hereunder” and similar terms refer to this Agreement as a whole (including exhibits, schedules and disclosure statements hereto), and references herein to Sections refer to Sections of this Agreement.

2.       Demand Registration Rights.

2.1     Request for Registration.

2.1.1.     At any time after the Effective Date and prior to an Initial Public Offering, any one or more Holders of Registrable Securities holding, together with its Affiliates, at least 50% of the outstanding Registrable Securities (the “Initial Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Initial Requesting Holder on Form S-1 or similar long-form registration (the “Initial Demand Registration”).

2.1.2.     At any time after the Initial Public Offering, any one or more Holders of Registrable Securities (the “Requesting Holder”) may request registration under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder on Form S-1 or similar long-form registration (a “Long-Form Registration”) with respect to up to one Long-Form Registration per annum (up to a maximum of three total Long-Form Registrations) and an unlimited number of registrations under the Securities Act of all or any portion of the Registrable Securities held by such Requesting Holder on Form S-3 or any similar short-form registration (a “Short-Form Registration”), if available (any registration under this Section 2.1, a “Demand Registration”); provided that (i) in the case of a Long-Form Registration such Requesting Holder will be entitled to make such demand only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $40 million and (ii) in the case of a Short-Form Registration, such Requesting Holder will be entitled to make such demand only if the total offering price of the Registrable Securities to be sold in such offering (including piggyback shares and before deduction of underwriting discounts) is reasonably expected to exceed, in the aggregate, $25 million. Subject to the provisions of Section 4 below, the Company will use its reasonable best efforts to file a registration statement for such intended method of distribution, as promptly as practicable, but not later than (x) 45 days after such Demand Notice in the case of a registration with a Long-Form Registration and (y) 30 days after such Demand Notice in the case of a registration with a Short-Form Registration, and in each case shall use its reasonable best efforts to cause such registration statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof.

2.2     Demand Registration Notices. All requests for Demand Registrations (including the Initial Demand Registration) shall be made by giving written notice to the Company (the “Demand Registration Notice”). Each Demand Registration Notice shall specify (i) whether such Demand Registration shall be an underwritten offering, (ii) the approximate number of Registrable Securities proposed to be sold in the Demand Registration and (iii) the expected price range (net of underwriting discounts and commissions) of such Demand Registration. Within five days after receipt of any Demand Registration Notice, the Company shall give written notice of such requested Demand Registration to all other Holders of Registrable Securities (the “Company Demand Registration Notice”) and, subject to the provisions of Section 2.5 below, shall include in such Demand Registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after sending the Company Demand Registration Notice.

2.3     Long-Form Registrations. A registration shall count as one of the permitted Long-Form Registrations only if (i) it has become effective (and does not subsequently become subject to any stop order, injunction or other order of the Commission or other governmental agency prior to the sale of all Registrable Securities to be sold thereunder), (ii) the Requesting Holder initially requesting such registration is able to register and sell pursuant to such registration all of the Registrable Securities requested to be included in such registration either at the time of the registration or within 90 days thereafter and (iii) the Company does not withdraw or prematurely terminate a Registration Statement as set forth in Section 4.

2.4     Short-Form Registrations. Demand Registrations shall be Short-Form Registrations whenever the Company is permitted to use and applicable short form. Promptly after the Company has become subject to the reporting requirements of the Exchange Act, the Company shall use its reasonable best efforts to make Short-Form Registrations on Form S-3 (or any successor form) available for the sale of Registrable Securities. If the Company is a WKSI at the time a Demand Registration Notice is submitted to the Company that requests that the Company file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) on a Short-Form Registration Statement, the Company shall file an automatic shelf registration statement which covers those Registrable Securities that are requested to be registered. If the Company does not pay the filing fee covering the Registrable Securities at the time the automatic shelf registration statement is filed, the Company agrees to pay such fee at such time or times as the Registrable Securities are to be sold.

2.5     Priority on Demand Registrations. If the Demand Registration is an underwritten offering and the managing underwriters for such Demand Registration advise the Company and the applicable Holders requested to be included in the Demand Registration that the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Demand Registration exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the Holders of a majority of the Registrable Securities requested to be included in the Demand Registration, the Company shall include in such Demand Registration the number of Registrable Securities which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such Demand Registration by the Holders, which in the judgment of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among the respective Holders on the basis of the number of shares of Registrable Securities owned by each such Holder; and (ii) second, other securities requested to be included in such Demand Registration to the extent permitted hereunder; provided, however, that, with respect to the Initial Demand Registration only, the order of priority shall be as follows: (x) first, the securities the Company proposes to sell; (y) second, the Registrable Securities requested to be included in such Demand Registration by the Holders, which in the judgment of such underwriter can be sold in an orderly manner within the price range of such offering, pro rata among such Holders on the basis of the number of Registrable Securities requested to be included therein by each such Holder; and (z) third, other securities requested to be included in such Demand Registration to the extent permitted hereunder.

2.6     Restrictions on Demand Registrations. The Company shall not be obligated to effect (i) any Long-Form Registration within 120 days or (ii) any Short-Form Registration within 90 days, in each case, after the effective date of a previous Demand Registration or a previous registration in which the Holders of Registrable Securities were given piggyback rights pursuant to Section 3 of this Agreement and in which such Holders were able to register and sell at least 90% of the number of Registrable Securities requested to be included therein. In addition, the Company shall not be obligated to effect any Demand Registration during the period starting with the date that is 60 days prior to the Board’s good faith estimate of the date of filing of, and ending on the date that is 90 days (unless the underwriting agreement requires a longer period of time) after the effective date of, a Company initiated Registration Statement; provided that the Company is actively employing in good faith all reasonable best efforts to cause such registration to become effective; and provided, further that the aggregate number of days that any one or more Demand Registrations are suspended or delayed by operation of this Section 2.6 shall not exceed 90 days in any 12-month period. In the event of any such suspension or delay, the Holder of Registrable Securities initially requesting a Demand Registration that is suspended by operation of this Section 2.6 shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations hereunder, and the Company shall pay all registration expenses in connection with such registration as provided in Section 7.

2.7     Underwritten Offering. If the Initial Requesting Holder or the Requesting Holder so advise the Company as part of its written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration may be in the form of an underwritten offering. In such event, the lead underwriter to administer the offering will be chosen by the Holders of a majority of the Registrable Securities requested to be included in a Demand Registration, subject to the prior written consent of the Company, such consent not to be unreasonably withheld or delayed. The Company subsequently shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting pursuant to this Section 2.7.

2.8     Withdrawal. The Initial Requesting Holder or the Requesting Holder may elect to withdraw from an offering by giving written notice to the Company and the underwriter or underwriters of its request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration and such Registration shall not count as a Demand Registration provided for in Section 2.1.

3.       Piggyback Takedowns.

3.1     Right to Piggyback. Whenever the Company proposes to offer any of its Common Stock (a “Piggyback Takedown”) pursuant to a Registration Statement in any underwritten offering of Common Stock (including an “at-the-market offering” or a “registered direct offering”) whether for its own account or for the account of holders of the Company’s securities (other than the Holders) (“Other Holders”), the Company shall give prompt written notice to all Holders of Registrable Securities of its intention to effect such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a shelf Registration Statement, such notice shall be given not less than ten Business Days prior to the expected date of commencement of marketing efforts for such Piggyback Takedown. In the case of a Piggyback Takedown that is an underwritten offering under a Registration Statement that is not a shelf Registration Statement, such notice shall be given not less than ten Business Days prior to the expected date of filing of such Registration Statement. The Company shall, subject to the provisions of Section 3.2 and Section 3.3, include in such Piggyback Takedown, as applicable, all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten Business Days after sending the Company’s notice and shall file any post effective amendment or Prospectus supplement necessary to include such Registrable Securities. Notwithstanding anything to the contrary contained herein, (i) the Company may determine not to proceed with any Piggyback Takedown upon written notice to the Holders of Registrable Securities requesting to include their Registrable Securities in such Piggyback Takedown; and (ii) any Holder of Registrable Securities may withdraw its request for inclusion by giving written notice to the Company of its intention to withdraw that registration. For purposes of this Section 3, with respect to any Piggyback Takedown undertaken by the Company within one year of the Effective Date, the term “Holder” shall be deemed to include not only the Holders, but also all holders of the Company’s Common Stock who received such Common Stock pursuant to the Rights Offering (as defined in the Plan) and such holders’ shares of Common Stock shall be considered Registrable Securities.

3.2     Priority on Primary Piggyback Takedowns. If a Piggyback Takedown is an underwritten primary registration on behalf of the Company, and the managing underwriters for a Piggyback Takedown advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Company, the Company shall include in such Piggyback Takedown the number which can be so sold in the following order of priority: (i) first, the securities the Company proposes to sell; (ii) second, the Registrable Securities requested to be included in such Piggyback Takedown (pro rata among the Holders of such Registrable Securities on the basis of the number of shares of Registrable Securities owned by each such Holder); and (iii) third, other securities requested to be included in such Piggyback Takedown.

3.3     Priority on Secondary Piggyback Takedowns. If a Piggyback Takedown is an underwritten secondary registration on behalf of Other Holders, and the managing underwriters advise the Company in writing that in their reasonable opinion the number of securities requested to be included in such Piggyback Takedown exceeds the number which can be sold in an orderly manner in such offering within a price range acceptable to the Other Holders, the Company shall include in such registration the number which can be so sold in the following order of priority: (i) first, the Registrable Securities requested to be included in such registration (pro rata among the Holders of any such securities and Registrable Securities on the basis of the number of securities and Registrable Securities owned by each such Holder); (ii) second, the securities requested to be included therein by the Other Holders requesting such registration (pro rata among the holders of any such securities on the basis of the number of securities owned by each such holder); and (iii) third, other securities requested to be included in such registration.

3.4     Selection of Underwriters. If any Piggyback Takedown is an underwritten offering, the Company will have the sole right to select the lead underwriter to administer the offering. If any Piggyback Takedown is an underwritten secondary registration on behalf of Other Holders, the Company or the Other Holders, in accordance with any agreement governing such registration, will have the sole right to select the lead underwriter to administer the offering.

4.       Suspension Period.

4.1     Suspension Period. Notwithstanding any provision of this Agreement to the contrary, if the Board determines in reasonable good faith judgment, after consultation with counsel, that the registration and distribution of Registrable Securities (i) would reasonably be expected to materially impede, delay or interfere with, or require premature disclosure of, any material financing, offering, acquisition, merger, corporate reorganization, segment reclassification or discontinuance of operations that is required to be reflected in pro forma or restated financial statements that amends historical financial statement of the Company, or other significant transaction or any negotiations, discussions or pending proposals with respect thereto, involving the Company or any of its subsidiaries, or (ii) would require disclosure of non-public material information, the disclosure of which would reasonably be expected to materially and adversely affect the Company, the Company shall be entitled to suspend, for a reasonable period of time (each, a “Suspension Period”), the use of any Registration Statement or Prospectus and shall not be required to amend or supplement the Registration Statement, any related Prospectus or any document incorporated therein by reference. The Company shall use its good faith efforts to amend the Registration Statement and/or Prospectus to correct such untrue statement or omission as soon as reasonably practicable unless such amendment would reasonably be expected to have a material adverse effect on any proposal or plan of the Company to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to the Company. The Company promptly will give written notice of any such Suspension Period to each Person that has securities registered on a Registration Statement filed hereunder.

4.2     Limitations on Suspension Periods. Notwithstanding anything contained in this Section 4 to the contrary, the Company shall not be entitled to more than two Suspension Periods in any 12-month period, in no event shall the number of days included in all Suspension Periods during any consecutive 12-month period exceed 90 days in the aggregate and the duration of any one Suspension Period shall not exceed 60 days, and at least 30 days must elapse between Suspension Periods.

5.      Holdback Agreements. In connection with any underwritten public offering of equity securities by the Company, if requested by the underwriters managing such offering, no Holder of Registrable Securities of the Company shall, without prior written consent from the Company, (i) in the case of an Initial Public Offering, during the seven days prior to and the 180-day period beginning on the date of the pricing of the Initial Public Offering or (ii) in the case of an underwritten public offering other than an Initial Public Offering, during the seven days prior to and the 90-day period beginning on the date of pricing of such underwritten public offering (the “Lock-Up Period”) and (a) unless the underwriters managing the underwritten public equity offering by the Company otherwise agree by written consent and (b) only if such Lock-Up Period (or a longer period) is applicable on substantially similar terms to the Company and the executive officers and directors of the Company, transfer such securities of the Company (except with respect to securities as are proposed to be offered pursuant to such underwritten public offering); provided that nothing herein will prevent any Holder that is a partnership or corporation from making a distribution of Registrable Securities to the partners or stockholders thereof or a transfer to an Affiliate that is otherwise in compliance with the applicable securities laws, so long as such distributees or transferees agree to be bound by the restrictions set forth in this Section 5. Each Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and containing customary restrictions on transfers of securities of the Company (in each case on substantially the same terms and conditions as all Holders) and, in any event, that the Company’s underwriters in any relevant underwritten public offering shall be third-party beneficiaries of this Section 5.

6.      Company Undertakings.

6.1     Whenever Registrable Securities are registered pursuant to this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities as soon as reasonably practicable in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall as expeditiously as possible:

6.1.1.     Before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to the Holders whose securities are covered by the Registration Statement copies of all such documents, other than documents that are incorporated by reference, proposed to be filed and such other documents reasonably requested by such Holders, which documents shall be subject to the review and comment of the Counsel to the Holders.

6.1.2.     Notify each Holder of Registrable Securities of the effectiveness of each Registration Statement and prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period ending on the date on which all Registrable Securities have been sold under such Registration Statement or have otherwise ceased to be Registrable Securities, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement.

6.1.3.     Refrain from naming any Holder as an underwriter or an affiliate of an underwriter in a Registration Statement, without first obtaining such Holder’s written consent.

6.1.4.     Furnish to each seller of Registrable Securities, and the managing underwriters, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such seller or such managing underwriters may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such seller, and upon request, a copy of any and all transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such offer.

6.1.5.     Use its reasonable best efforts (i) to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, (ii) to keep such registration or qualification in effect for so long as such Registration Statement remains in effect; and (iii) to do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company shall not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction).

6.1.6.     Notify each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters (i) at any time when a Prospectus relating to the applicable Registration Statement is required to be delivered under the Securities Act, (a) upon discovery that, or upon the happening of any event as a result of which, such Registration Statement, or the Prospectus or Free Writing Prospectus relating to such Registration Statement, or any document incorporated or deemed to be incorporated therein by reference contains an untrue statement of a material fact or omits any fact necessary to make the statements in the Registration Statement or the Prospectus or Free Writing Prospectus relating thereto not misleading or otherwise requires the making of any changes in such Registration Statement, Prospectus, Free Writing Prospectus or document, and, at the request of any such seller and subject to Section 4.1 hereof, the Company shall promptly prepare a supplement or amendment to such Prospectus or Free Writing Prospectus, furnish a reasonable number of copies of such supplement or amendment to each seller of such Registrable Securities, Counsel to the Holders and the managing underwriters and file such supplement or amendment with the Commission so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus or Free Writing Prospectus as so amended or supplemented shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading, (b) as soon as the Company becomes aware of any comments or inquiries by the Commission or any requests by the Commission or any federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or Free Writing Prospectus covering Registrable Securities or for additional information relating thereto, (c) as soon as the Company becomes aware of the issuance or threatened issuance by the Commission of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (d) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Security for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and (ii) when each Registration Statement or any amendment thereto has been filed with the Commission and when each Registration Statement or the related Prospectus or Free Writing Prospectus or any Prospectus supplement or any post effective amendment thereto has become effective.

6.1.7.     Use its reasonable best efforts to cause all such Registrable Securities (i) if the Common Stock is then listed on a securities exchange or included for quotation in a recognized trading market, to continue to be so listed or included, (ii) if the Common Stock is not then listed on a securities exchange or included for quotation in a recognized trading market, to, as promptly as practicable (subject to limitations set forth in the Plan), be listed on a national securities exchange; and (iii) to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Securities.

6.1.8.       Provide and cause to be maintained a transfer agent and registrar for all such Registrable Securities from and after the effective date of the applicable Registration Statement.

6.1.9.       Enter into and perform under such customary agreements (including underwriting agreements in customary form, including customary representations and warranties and provisions with respect to indemnification and contribution) and take all such other actions as the Holders of a majority of the Registrable Securities included in such offering or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including effecting a stock split, a combination of shares, or other recapitalization) and provide reasonable cooperation, including causing appropriate officers to attend and participate in “road shows” and analyst or investor presentations and such other selling or other informational meetings organized by the underwriters, if any.

6.1.10.     For a reasonable period prior to the filing of any Registration Statement, pursuant to this Agreement, make available for inspection and copying by any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to such Registration Statement and any other attorney, accountant or other agent retained by any such Holder or underwriter, all financial and other records and pertinent corporate documents of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information and participate in any due diligence sessions reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such Registration Statement.

6.1.11.     Permit any Holder of Registrable Securities, Counsel to the Holders, any underwriter participating in any disposition pursuant to a Registration Statement, and any other attorney, accountant or other agent retained by such Holder of Registrable Securities or underwriter, to participate (including, but not limited to, reviewing, commenting on and attending all meetings) in the preparation of such Registration Statement and any Prospectus supplements.

6.1.12.     In the event of the issuance or threatened issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, the Company shall use its reasonable best efforts promptly to (i) prevent the issuance of any such stop order, and in the event of such issuance, to obtain the withdrawal of such order and (ii) obtain the withdrawal of any order suspending or preventing the use of any related Prospectus or Free Writing Prospectus or suspending qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction at the earliest practicable date.

6.1.13.     Obtain and furnish to each such Holder of Registrable Securities including Registrable Securities in such offering a signed counterpart of (i) a cold comfort letter from the Company’s independent public accountants and (ii) a legal opinion of counsel to the Company addressed to the relevant underwriters and/or such Holders of Registrable Securities, in each case addressed to such Holder in customary form and covering such matters of the type customarily covered by such letter and legal opinion as the managing underwriters and/or Holders of a majority of the Registrable Securities included in such offering reasonably request.

6.1.14.     With respect to each Free Writing Prospectus or other materials to be included in the disclosure package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) promulgated under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of a majority of the Holders of the Registrable Securities that are being sold pursuant to such Free Writing Prospectus, which Free Writing Prospectuses or other materials shall be subject to the review of Counsel to the Holders; provided, however, the Company shall not be responsible or liable for any breach by a Holder that has not obtained the prior written consent of the Company pursuant to Section 14.14;

6.1.15.     Provide a CUSIP number for the Registrable Securities prior to the effective date of the first Registration Statement including Registrable Securities.

6.1.16.     Promptly notify in writing the Holders, the sales or placement agent, if any, therefor and the managing underwriters of the securities being sold, (i) when such Registration Statement or related Prospectus or Free Writing Prospectus or any Prospectus amendment or supplement or post effective amendment has been filed, and, with respect to any such Registration Statement or any post effective amendment, when the same has become effective and (ii) of any written comments by the Commission and by the blue sky or securities commissioner or regulator of any state with respect thereto.

6.1.17.     (i) Prepare and file with the Commission such amendments and supplements to each Registration Statement as may be necessary to comply with the provisions of the Securities Act, including post effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period required hereunder, and if applicable, file any Registration Statements pursuant to Rule 462(b) promulgated under the Securities Act; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) comply with the provisions of the Securities Act and the Exchange Act and any applicable securities exchange or other recognized trading market with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement as so amended or in such Prospectus as so supplemented; and (iv) provide additional information related to each Registration Statement as requested by, and obtain any required approval necessary from, the Commission or any federal or state governmental authority.

6.1.18.     Cooperate with each Holder of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and underwriters’ counsel in connection with any filings required to be made with FINRA.

6.1.19.     Within the deadlines specified by the Securities Act, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

6.1.20.     If requested by any participating Holder of Registrable Securities or the managing underwriters, promptly include in a Prospectus supplement or amendment such information as the Holder or managing underwriters may reasonably request, including in order to permit the intended method of distribution of such securities, and make all required filings of such Prospectus supplement or such amendment as soon as reasonably practicable after the Company has received such request.

6.1.21.     In the case of certificated Registrable Securities, cooperate with the participating Holders of Registrable Securities and the managing underwriters to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each participating Holder that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Holders or managing underwriters may reasonably request at least two Business Days prior to any sale of Registrable Securities.

6.1.22.     Provide officers’ certificates and other customary closing documents.

6.1.23.     Use its reasonable best efforts to take all other actions necessary to effect the registration and sale of the Registrable Securities contemplated hereby.

7.     Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any registration of Registrable Securities in compliance with this Agreement and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees) and the Company’s own expenses in connection with any roadshow (including travel and lodging); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities; (vi) FINRA fees (and fees of counsel in connection with FINRA’s review of the Registration Statement); (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 6.1.13); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; (ix) fees of the Company’s registrar; (x) the fees and expenses of Counsel to the Holders; and (xi) the fees of a single custodian utilized in connection with any underwritten offering. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders, which underwriting discounts or selling commissions shall be borne by the selling Holders, pro rata in proportion to the respective amount of Registrable Securities each is selling in such offering.

8.       Underwritten Offerings.

8.1     Underwriting Agreements. If requested by the underwriters for any underwritten offering requested by a Holder or Holders pursuant to Section 2.7, the Company and the Holders shall enter into an underwriting agreement with such underwriters, such agreement to be in customary scope, substance and form and to contain such terms and conditions as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 10. The Holders (i) shall not be required in any such underwriting agreement to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding the Holders, their Registrable Securities, their intended method of distribution and any other representations required by law; and (ii) shall not be required to indemnify or contribute amounts in excess of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder in the related offering.

8.2     Price and Underwriting Discounts. In the case of an underwritten offering requested by the Holders pursuant to Section 2.7, the price, underwriting discount and other financial terms of the related underwriting agreement for each class of Registrable Securities shall be determined by the Holders.

8.3     Participation in Underwritten Offerings. No Person may participate in an underwritten offering unless such Person (i) agrees to sell such Person’s securities on the basis provided in the underwriting arrangements approved by the Persons entitled to approve such arrangements; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

9.       No Inconsistent Agreements; Additional Rights. The Company will not enter into, and is not currently a party to, any agreement that is inconsistent with the rights granted to a Holder or Holders by this Agreement.

10.     Indemnification; Contribution.

10.1   Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, each of its officers, employees, affiliates, directors, partners, members, attorneys and agents and each Person, if any, who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such Holder (each, a “Holder Indemnified Party”) from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, any Free Writing Prospectus, or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly advance and/or reimburse the Holder Indemnified Party, as incurred, for any legal and any other expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such Holder expressly for use therein. The Company also shall indemnify any underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each Person who controls such underwriter on substantially the same basis as that of the indemnification provided above in this Section 10.1. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

10.2     Indemnification by the Holders. Each Holder severally (and not jointly) will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling Holder, indemnify and hold harmless the Company, each of its officers, employees, affiliates, directors, partners, members, attorneys and agents and each underwriter (if any), and each other selling Holder and each other Person, if any, who controls such Person within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus, any Free Writing Prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling Holder expressly for use therein, or any untrue statement or alleged untrue statement of a material fact in the information conveyed to any purchaser at the time of the sale to such purchaser, or the omission or alleged omission to state therein a material fact required to be stated therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling Person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action; provided, however, that the total amount to be indemnified by such Holder pursuant to this Section 10.2 shall be limited to the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder in the offering to which such Registration Statement relates; provided, further, that a Holder shall not be liable in any case to the extent that prior to the filing of any such Registration Statement, any preliminary prospectus, final prospectus, any Free Writing Prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto, each Holder has furnished in writing to the Company, information expressly for use in, and within a reasonable period of time prior to the effectiveness of such Registration Statement, any preliminary prospectus, final prospectus, any Free Writing Prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement thereto which corrected or made not misleading information previously provided to the Company.

10.3     Conduct of Indemnification Proceedings. Promptly after receipt by any Person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 10.1 or Section 10.2, such Person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other Person for indemnification hereunder, notify such other Person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling Persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

10.4     Contribution.

10.4.1.     If the indemnification provided for in the foregoing Section 10.1 and Section 10.2 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

10.4.2.     The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10.4 were determined by pro rata allocation or by any other method of allocation which does not take account the equitable considerations referred to in the immediately preceding Section.

10.4.3.     The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 10.4, no Holder shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such Holder from the sale of Registrable Securities which gave rise to such contribution obligation, and each Holder shall only be required to contribute if such Holder would have otherwise been required to indemnify under Section 10.2. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10.5     Investigation and Survival. The provisions of this Section 10 will remain in full force and effect, regardless of any investigation made by or on behalf of any Holder of Registrable Securities or the Company or any of the officers, directors or controlling Persons referred to in this Section 10 hereof, and will survive the transfer of Registrable Securities.

11.       Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Holders may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemption provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the Commission.

12.       Private Placement.

12.1     The Company agrees that nothing in this Agreement shall prohibit the Holders, at any time and from time to time, from selling or otherwise transferring Registrable Securities pursuant to a private placement or other transaction which is not registered pursuant to the Securities Act. To the extent requested by a Holder, the Company shall take all reasonable steps to assist and cooperate with such Holder to facilitate such sale or transfer, including providing reasonable due diligence access to potential purchasers and delivery of a customary opinion regarding the availability of an exemption from the Securities Act for the Holders for such sale.

12.2     At the request of a Holder, the Company shall remove from each certificate evidencing Registrable Securities any legend if the Company is reasonably satisfied (based upon an opinion of counsel or, in the case of a Holder that is not an Affiliate of the Company proposing to transfer such securities pursuant to Rule 144(b)(1) of the Securities Act, other evidence) that the securities evidenced thereby may be publicly sold without registration under the Securities Act.

13.       Transfer of Registration Rights. The rights of a Holder hereunder may be transferred, assigned, or otherwise conveyed on a pro rata basis in connection with any transfer, assignment, or other conveyance of Registrable Securities to any transferee or assignee; provided that all of the following additional conditions are satisfied: (i) such transfer or assignment is effected in accordance with applicable securities laws and the Stockholders’ Agreement of the Company dated as of the date hereof, (ii) such transferee or assignee agrees in writing to become subject to the terms of this Agreement by executing a joinder or similar document; and (iii) the Company is given written notice by such Holder of such transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities with respect to which such rights are being transferred or assigned. Any transfer, assignment or other conveyance of the rights of a Holder in breach of this Agreement shall be void and of no effect.

14.       Miscellaneous.

14.1     Termination. The obligations of any Holder and of the Company with respect to such Holder, other than those obligations contained in Section 10, shall terminate as soon as such Holder no longer holds any Registrable Securities.

14.2     Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties. Whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or Holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent Holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Section 5 and Section 10.

14.3     Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telex, by telecopier, by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Company:

K-V Pharmaceutical Company 16640 Chesterfield Grove, Suite 200 Chesterfield, MO 63005 Attention: Thomas S. McHugh Fax: (314) 646-3705

if to the Holders, to such Holder’s address as it appears on Schedule A hereto.

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

14.4     Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

14.5     Counterparts. This Agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement. The failure of any Holder to execute this Agreement does not make it invalid as against any other Holder.

14.6     Complete Agreement; Inconsistent Agreements. This Agreement and any certificates, documents, instruments and writings delivered pursuant hereto represent the complete agreement between the parties hereto as to all matters covered hereby, and supersedes any prior agreements or understandings between the parties.

14.7     Modifications and Amendments. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to or departures from the provisions hereof may not be given, without the written consent of the Company and the Holders holding at least 50% of the Registrable Securities then issued and outstanding; provided that in the event that such amendment, modification, supplement, waiver or consent would treat a Holder or group of Holders in a manner different from any other Holders, then such amendment or waiver will require the consent of such Holder or the Holders of a majority of the Registrable Securities of such group adversely treated.

14.8     Adjustments. If, and as often as, there are any changes in the Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Common Stock as so changed.

14.9     Adjustments Affecting Registrable Securities. The Company shall not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including effecting a stock split or a combination of shares).

14.10   Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party and specifically refers to this Agreement. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

14.11     Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce their rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

14.12     Arm’s Length Agreement. Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm’s length, and not by any means prohibited by law.

14.13     No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.14     FWP Consent. No Holder shall use a Holder Free Writing Prospectus without the prior written consent of the Company, which consent shall not be unreasonably withheld.

14.15     Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

14.16     No Required Sale. Nothing in this Agreement shall be deemed to create an independent obligation on the part of any Holder to sell any Registrable Securities pursuant to any effective Registration Statement.

14.17     Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, without giving effect to the conflicts of law principles thereof except Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

14.18     Submission to Jurisdiction. Each party to this Agreement irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof will be brought in the courts of the State of New York, County of New York or, if it has or can acquire jurisdiction, the United States District Court for the Southern District of New York, and each party to this Agreement hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each party to this Agreement further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof in the manner set forth in Section 14.3. Each party to this Agreement hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein. No course of dealing between the Company, or its subsidiaries, and the Holders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

[signature pages follow]

This Registration Rights Agreement is executed by the Company and each other Person identified on Schedule A hereto or who becomes party to this Agreement from time to time in accordance with the provisions herein to be effective as of the date first above written.

K-V Pharmaceutical Company

By:	/s/ Patrick J. Christmas
Name:	Patrick J. Christmas
Title:	VP, General Counsel and Secretary

CAPITAL VENTURES INTERNATIONAL
By: Susquehanna Advisors Group, Inc., its authorized agent

By:
Name:
Title:

GREYWOLF CAPITAL OVERSEAS MASTER FUND By: Greywolf Capital Management LP, its Investment Manager

By:
Name:
Title:

GREYWOLF CAPITAL PARTNERS II LP By: Greywolf Advisors LLC, its General Partner

By:
Name:
Title:

GREYWOLF OPPORTUNITIES FUND LLC By: Greywolf Capital Management LP, its Managing Member

By:
Name:
Title:

KINGDON ASSOCIATES KINGDON CREDIT MASTER FUND L.P. KINGDON FAMILY PARTNERSHIP, L.P. M. KINGDON OFFSHORE MASTER FUND L.P.

By: Kingdon Capital Management, L.L.C., in its capacity as agent and investment adviser

By:
Name:
Title:

DEUTSCHE BANK SECURITIES, INC.
(solely with respect to the Distressed Products Group)

By:
Name:
Title:

By:
Name:
Title:

SPCP GROUP, LLC

By:
Name:
Title:

SILVER POINT CAPITAL FUND, LP

By:
Name:
Title:

SILVER POINT CAPITAL OFFSHORE MASTER FUND, LP

By:
Name:
Title:

SCHEDULE A

LIST OF HOLDERS AND ADDRESSES

HOLDER	ADDRESS
Capital Ventures International	c/o Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 Fax: (212) 262-7402 Attn: Gerald C. Bender, Esq.
Greywolf Capital Overseas Master Fund Greywolf Capital Partners II LP Greywolf Opportunities Fund LLC	Greywolf Capital 4 Manhattanville Road Suite 201 Purchase, New York 10577 Fax: (914) 251-8244 Attn: Dave Ray, General Counsel
Deutsche Bank Securities, Inc. (solely with respect to the Distressed Products Group)	c/o White & Case LLP 1155 Avenue of the Americas New York, New York 10036 Fax: (212) 354-8113 Attn: Gregory Pryor, Esq. and David Johansen, Esq.
Kingdon Associates Kingdon Credit Master Fund L.P. Kingdon Family Partnership, L.P. M. Kingdon Offshore Master Fund L.P.	c/o Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Fax: (212) 839-5599 Attn: Lee S. Attanasio, Esq.
SPCP Group, LLC Silver Point Capital Fund, LP Silver Point Capital Offshore Master Fund, LP	Silver Point Capital Two Greenwich Plaza First Floor Greenwich, CT 06830 Fax: (203) 542-4536 Attn: CreditAdmin